Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Neurotrope, Inc. of our report dated March 8, 2019, with respect to our audits of the consolidated financial statements of Neurotrope, Inc. as of December 31, 2018 and 2017 and for the years then ended which report appears in the Annual Report on Form 10-K of Neurotrope, Inc.

/s/ Friedman LLP

Philadelphia, Pennsylvania

August 26, 2019